MEMORANDUM

DATE: December 13, 2004

TO: File

FROM: Mark Ramos

RE: Item 77(i): Form N-SAR for Fidelity Fixed-Income Trust

Pursuant to a Board approved vote on July 15, 2004, Fidelity Fixed-Income Trust commenced a new series of shares Fidelity Focused High Income Fund on September 8, 2004.